Exhibit 99.1

HUNTSMAN ADVANCED MATERALS HOLDINGS LLC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors’ Report
Consolidated Balance Sheets as of December 31, 2004
Consolidated Statements of Operations and Comprehensive Income for the year ended December 31, 2004,
Consolidated Statements of Members’ Equity for the year ended December 31, 2004,
Consolidated Statements of Cash Flows for the year ended December 31, 2004,
Notes to Consolidated Financial Statements

INDEPENDENT AUDITORS’ REPORT

To the Board of Managers and Members of

Huntsman Advanced Materials Holdings LLC:

We have audited the accompanying consolidated balance sheet of Huntsman Advanced Materials Holdings LLC and subsidiaries (the “Company”) as of December 31, 2004 and the related consolidated statement of operations and comprehensive income, members’ equity, and cash flows for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman Advanced Materials Holdings LLC and subsidiaries at December 31, 2004 and the results of their operations and their cash flows for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/S/ DELOITTE & TOUCHE LLP

Houston, Texas
February 28, 2006

HUNTSMAN ADVANCED MATERIALS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (dollars in millions)

December 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$93.5
Trade accounts receivable (net of allowance for doubtful accounts of $7.3)	235.1
Inventories, net	179.5
Deferred income taxes	1.0
Other current assets	13.7
Total current assets	522.8

Property, plant and equipment, net	378.6
Intangible assets, net	0.7
Deferred income taxes	34.5
Other noncurrent assets	16.7

Total assets	$953.3

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable	$79.2
Accounts payable to affiliates	3.7
Accrued liabilities	113.5
Deferred income taxes	6.3
Short-term debt	1.7
Total current liabilities	204.4

Long-term debt, net	348.7
Other noncurrent liabilities	142.2
Total liabilities	695.3

Commitments and contingencies (Notes 16, 17 and 19)

Minority interests	2.4

Members’ equity:
Members’ equity, 4,668,999 units	222.1
Retained earnings	38.9
Accumulated other comprehensive loss	(5.4)
Total members’ equity	255.6

Total liabilities and members’ equity	$953.3

See accompanying notes to consolidated financial statements.

HUNTSMAN ADVANCED MATERIALS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND

COMPREHENSIVE INCOME (dollars in millions)

Year Ended December 31, 2004

Revenues	$1,162.4
Cost of goods sold	895.5

Gross profit	266.9

Expenses:
Selling, general and administrative	145.0
Research and development	34.6
Legal and contract settlement credits, net	(8.7)
Restructuring costs	9.0
Foreign exchange gains	(46.3)

Total expenses	133.6

Operating income	133.3

Interest expense, net	(44.1)

Income before income taxes and minority interest	89.2

Income tax expense	(36.0)
Minority interests in subsidiaries’ income	(1.0)

Net income	52.2

Other comprehensive loss	(14.8)

Comprehensive income	$37.4

See accompanying notes to consolidated financial statements.

HUNTSMAN ADVANCED MATERIALS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY (amounts in millions)

	Members’ Equity		Retained Earnings (Accumulated	Accumulated Other Comprehensive
	Units	Amount	Deficit)	Income (Loss)	Total
Balance, January 1, 2004	4.7	222.1	(13.3)	9.4	218.2

Net income	—	—	52.2	—	52.2
Other comprehensive loss	—	—	—	(14.8)	(14.8)

Balance, December 31, 2004	4.7	$222.1	$38.9	$(5.4)	$255.6

See accompanying notes to consolidated financial statements.

HUNTSMAN ADVANCED MATERIALS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS (dollars in millions)

Year Ended December 31, 2004
Cash Flows From Operating Activities:
Net income	$52.2

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	53.8
Noncash interest expense	2.9
Unrealized gain on foreign currency transactions	(44.9)
Other	(0.3)
Gain on sale of fixed assets	(0.3)
Deferred income taxes	22.9
Minority interests in subsidiaries income	1.0
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(39.0)
Inventories, net	(22.9)
Accounts payable	(7.1)
Other operating assets and liabilities	16.7
Net cash provided by operating activities	35.0

Investing Activities:
Capital expenditures	(17.4)
Investments in non-consolidated affiliates	0.2
Purchase of investments	(0.2)
Other assets	1.0
Proceeds from sale of fixed assets	4.8
Net cash used in investing activities	(11.6)

Financing Activities:
Decrease in short-term debt, net	(3.1)
Net cash used in financing activities	(3.1)

Increase in cash and cash equivalents	20.3
Cash and cash equivalents at beginning of period	73.2
Cash and cash equivalents at end of period	$93.5
Supplemental cash flow information:
Cash paid for interest	$(40.3)
Cash paid for income taxes	$(5.3)

Supplemental non-cash financing and investing activities:

The Company partially finances its property and liability insurance premiums. During the year ended December 31, 2004, the Company issued notes payable for approximately $1.7 million and recorded prepaid insurance for the same amount, which will be amortized over the period covered.

HUNTSMAN ADVANCED MATERIALS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             Basis of Presentation

Description of Business

Huntsman Advanced Materials Holdings LLC (including its subsidiaries, unless the context otherwise requires, the “Company”) is a global producer and marketer of technologically advanced specialty chemicals used in a wide variety of industrial and consumer applications. The Company provides its customers with:

•      epoxy resin compounds and formulations;

•      cross-linking matter and curing agents; and

•      epoxy, acrylic and polyurethane-based adhesives and tooling resin formulations.

The Company’s products are used to address customer-specific application needs and are utilized in a wide variety of end markets, such as adhesives, electrical and electronic materials, structural composites and surface technologies. The Company operates 14 manufacturing facilities worldwide, including facilities in North America, South America, Europe, Asia and Africa. The Company operates in one business segment.

Company

The Company is a Delaware limited liability company. Prior to December 20, 2005, 90.3% of of its membership interests were indirectly owned by Huntsman Corporation and the balance of the membership interests were held indirectly by third parties, including SISU Capital Limited (“SISU”), a private investment firm based in London, U.K.

On June 30, 2003, a predecessor of Huntsman Corporation, Huntsman Holdings LLC (“Huntsman Holdings”) and other equity affiliates of Huntsman Holdings completed a restructuring and business combination involving Vantico Group S.A. (collectively with its subsidiaries, unless the context otherwise requires, “Vantico” or the “Predecessor Company”), whereby ownership of the equity of Vantico was transferred to the Company (the “AdMat Transaction”). In connection with the AdMat Transaction, the Company issued $250 million aggregate principal amount of its 11% Senior Secured Notes due 2010 (the “Fixed Rate Notes”) and $100 million aggregate principal amount of its Senior Secured Floating Rate Notes due 2008 at a discount of 2%, or for $98 million (the “Floating Rate Notes” and, collectively with the Fixed Rate Notes, the “Senior Secured Notes”). Proceeds from the issuance of the Senior Secured Notes, and contributions of equity, were used to repay the senior secured credit facilities of Vantico (the “Vantico Credit Facilities”). Also in connection with the AdMat Transaction, the Company entered into a $60 million senior secured revolving credit facility (the “AdMat Revolving Credit Facility”).

2.             Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of the Company include its wholly and majority-owned subsidiaries. Intercompany transactions and balances are eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant management estimates include, among others, allowances for doubtful accounts receivable and obsolete and slow moving inventories, estimates of future cash flows associated with assets, asset impairments, useful lives for calculating depreciation and amortization, loss contingencies, environmental remediation and compliance expenses, income taxes and valuation allowances for deferred tax assets, and the determination of the discount and other rate assumptions for pension obligations.

Cash and Cash Equivalents

Highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at their net realizable value after deducting an allowance for doubtful accounts. Such deductions reflect either specific cases or estimates based on historical evidence of collectibility.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method. Costs include all costs of production, including applicable portions of plant overhead. A valuation allowance is recognized for obsolete and slow moving inventories.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Depreciation is provided utilizing the straight line method over the estimated useful lives:

Buildings	20-50 years
Plant and equipment	10-20 years
Office furniture and other equipment	3-10 years

Upon disposal of assets, the costs and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized and the asset replaced, if any, is retired.

Interest costs are capitalized as part of major construction projects based on the Company’s weighted average cost of borrowing during the period of construction. Capitalized interest is amortized over the estimated useful lives of the related assets. Interest expense capitalized as part of plant and equipment was insignificant for the year ended December 31, 2004

Intangible Assets

Intangible assets, which consist of patents and trade names and marks are stated at their fair market values at the time of acquisition, and are amortized using the straight-line method over their estimated useful lives, ranging from 5 to 30 years. Patents and trade names and marks are evaluated for impairment in connection with assessing impairment of long-lived assets, as discussed below.

Impairment of Long-Lived Assets

Upon the occurrence of a triggering event, the Company evaluates the carrying value of long-lived assets based on current and anticipated undiscounted cash flows. An impairment is recognized if such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

Financial Instruments

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates their fair value because of the immediate or short-term maturity of these financial instruments.

Fair market value of the Company’s long-term notes has been estimated with reference to the trading price on December 31, 2004 and, and is summarized as follows:

	Fair Value	Carrying Value
	(Dollars in Millions)
December 31, 2004:
Fixed Rate Notes	$297.5	$250.0
Floating Rate Notes	105.6	98.6

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

Derivative Financial Instruments

Derivative financial instruments, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated a fair-value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

During 2004, the Company did not enter into any interest rate or commodity risk hedging instruments.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company evaluates the resulting deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against the entire U.S. and a material portion of the non-U.S. deferred tax assets due to the uncertainty of realization. Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax asset in future years.

Substantially all non-U.S. operations are treated as branches of the Company for U.S. income tax purposes and are, therefore, subject to both U.S. and non-U.S. income tax.

For non-U.S. entities that are not treated as branches for U.S. tax purposes, the Company does not provide for income taxes or benefits on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. Upon distribution of these earnings, certain of the Company’s subsidiaries would be subject to both income taxes and withholding taxes in various international jurisdictions. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were $7.8 million at December 31, 2004. It is not practicable to determine the unrecognized deferred tax liability on those earnings.

Environmental Expenditures

Environmental-related restoration and remediation costs are recorded as liabilities and expensed when site restoration and environmental remediation and cleanup obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventive in nature, are recorded when incurred and are expensed or capitalized as appropriate.

Foreign Currency Translation

Generally, the Company’s subsidiaries outside of the United States consider the local currency to be the functional currency. Accordingly, assets and liabilities are translated to U.S. dollars at exchange rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at the weighted average rate for the period. Translation adjustments are recorded as a component of accumulated other comprehensive income.

Transaction gains and losses are recorded in the statement of operations and were net gains of $46.3 million, , for the year ended December 31, 2004.

Revenue Recognition

Revenue is recognized (i) when a sales arrangement exists (ii) upon shipment of goods to customers, at which time legal and economic title passes, (iii) when the sales price is fixed or determinable, and (iv) when collectability of revenue is reasonably assured. Revenue is recorded net of sales-related taxes. The Company classifies amounts billed for shipping and handling within revenues.

Cost of Goods Sold

The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Fixed manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics, repair and maintenance, plant site purchasing costs, and engineering and technical support costs. Included in cost of goods sold are also distribution, freight and warehousing costs.

Research and Development

Research and development costs are expensed as incurred.

Net Income per Member Equity Unit

Net income per member equity unit is not presented because it is not considered meaningful information due to the Company’s ownership structure.

Concentration of Credit Risk

Trade receivables primarily result from the core business and reflect a broad customer base. Credit limits, ongoing credit evaluation and account monitoring procedures are utilized to minimize the risk of loss.

Cash and cash equivalents are placed with high credit quality financial institutions and, by policy, the amount of credit exposure to any one financial institution is limited.

Recently Issued Accounting Standards

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities.” FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN 46 (FIN 46R) to clarify certain complexities. The Company adopted this financial interpretation on January 1, 2005. The impact of FIN 46R on the Company’s financial statements was not significant.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43”. SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The requirements of the standard will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is reviewing SFAS No. 151 to determine the statement’s impact on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29.” SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this standard are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company will apply this standard prospectively.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment.” SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share based payments as previously provided in APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company adopted SFAS No. 123R on January 1, 2005.

3.             Inventories

Inventories consist of the following (dollars in millions):

December 31, 2004
Raw materials and supplies	$34.6
Work in process	29.4
Finished goods	126.5
Total	190.5
Allowance for obsolete and slow moving inventories	(11.0)
Inventories, net	$179.5

4.             Property, Plant and Equipment

The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

December 31, 2004
Land	$19.5
Buildings	141.6
Plant and equipment	280.7
Construction in progress	12.9
Total	454.7
Less accumulated depreciation	(76.1)
Property, Plant and Equipment, net	$378.6

Depreciation expense was $51.0 million for the year ended December 31, 2004.

Property, plant and equipment includes gross assets acquired under capital leases, which were insignificant as of December 31, 2004.

5.             Intangible Assets

The gross carrying amount and accumulated amortization of intangible assets are as follows (dollars in millions):

	December 31, 2004
	Gross carrying amount	Accumulated amortization	Net
Trade names and trademarks	$2.5	$(2.5)	$—
Patents	2.5	(2.5)	—
Pension asset	0.7	—	0.7
Total	$5.7	$(5.0)	$0.7

During 2004, the Company reversed certain valuation allowances on net operating loss tax assets and certain restructuring reserves recorded in the AdMat Transaction and recorded a corresponding reduction to intangible assets of approximately $32.7 million. (See Notes 10 and 12).

Amortization expense for intangible assets was $2.8 million for the year ended December 31, 2004. Amortization expense is estimated to be insignificant for each of the five succeeding fiscal years.

6.             Other Current Assets

Other currents assets consist of the following (dollars in millions):

December 31, 2004

Maintenance and supply inventories	$5.2
Other current assets	8.5
Total	$13.7

7.             Other Noncurrent Assets

Other noncurrent assets consist of the following (dollars in millions):

December 31, 2004

Debt issuance costs, net	$13.0
Other noncurrent assets	3.7
Total	$16.7

In connection with the issuance of certain long-term debt and other obligations, certain direct fees and expenses were incurred. These financing costs have been capitalized and are amortized as interest expense through the consolidated statements of operations over the term of the associated debt using the effective interest method. The amortization expense related to capitalized financing costs amortization included in interest expense was $2.5 million for the year ended December 31, 2004.

8.             Accrued Liabilities

Accrued liabilities consist of the following (dollars in millions):

December 31, 2004

Payroll, severance and related costs	$25.8
Interest	17.8
Income taxes payable	6.6
Restructuring and plant closing costs	33.0
Other miscellaneous accruals	30.3
Total	$113.5

9.             Other Noncurrent Liabilities

Other noncurrent liabilities consist of the following (dollars in millions):

December 31, 2004

Pension and postretirement liabilities	$112.0
Loss contingencies	9.9
Other noncurrent liabilities	19.8
Deferred tax liability	0.5
Total	$142.2

10.          Restructuring Charges

In connection with the AdMat Transaction, the Company is implementing a substantial cost reduction program. The program includes reductions in costs of the Company’s global supply chain, reductions in general and administrative costs across the business and the centralization of operations where efficiencies may be achieved.

As of January 1, 2004, the opening balance sheet reserve consisted of $51.5 million related to this restructuring program. During the second quarter of 2004, the Company identified an additional $3.3 million of restructuring expenses that have been recorded on its opening balance sheet related to projects in Germany and Brazil. During 2004, cash payments of $26.0 million were made and a non cash charge of $0.5 million was recorded. All charges were recorded against reserves established in connection with recording the AdMat Transaction as a purchase business combination.

The Company reduced workforce by 192 individuals during the year ended December 31, 2004.

In the fourth quarter 2004, the Company assessed the remaining opening balance sheet reserve and concluded that $6.1 million was no longer necessary, and therefore this amount was reversed and recorded as a purchase accounting adjustment in accordance with EITF 95-3, “Recognition of liabilities in connection with a purchase business combination.” This initial cost reduction program is expected to continue through December 2005 and is estimated to involve a revised expenditure of $57.5 million in total restructuring costs, of which $24.0 million remains at December 31, 2004. The program will result in approximately $50.3 million in costs for workforce reduction and approximately $7.2 million in costs to close plants and discontinue certain service contracts worldwide.

In the fourth quarter of 2004, the Company announced restructuring charges of $9.0 million all of which are payable in cash, including a re-alignment and simplification of its commercial and technical organization and the closure of its Kaohsiung, Taiwan production facility. These restructuring activities are expected to result in workforce reductions of approximately 120 employees, of which approximately 100 will be reduced during the first quarter of 2005. The Company expects to incur additional charges of approximately $1 million during 2005 for employee relocation costs associated with these restructuring activities.

As of December 31, 2004, the Company’s restructuring reserve totaled $33.0 million and consisted of the following (dollars in millions):

	Workforce Reductions	Non-Cancellable Lease Costs	Other	Total
Accrued liability as of January 1, 2004	$43.9	$1.5	$6.1	$51.5
Adjustment to the opening balance sheet (1)	1.3	—	2.0	3.3
Partial reversal of opening balance sheet liability	(4.2)	(0.6)	(1.3)	(6.1)
2004 charges for 2004 initiatives	7.9	1.1	—	9.0
Non-cash settlements	—	(0.5)	—	(0.5)
Impact of foreign currency translation	1.6	—	0.3	1.9
2004 payments for 2004 initiatives	(0.1)	—	—	(0.1)
Payments - opening balance sheet	(22.3)	(0.4)	(3.3)	(26.0)
Accrued liability as of December 31, 2004	$28.1	$1.1	$3.8	$33.0

(1) Net of impact of foreign currency translation.

11.          Debt

Debt outstanding as of December 31, 2004 is as follows (dollars in millions):

December 31, 2004

Debt:
AdMat Senior Secured Notes (denominated in USD)	$348.6
Other debt	1.8
Total	350.4
Less short-term debt	(1.7)
Total long-term debt	$348.7

Revolving Credit Facility

On June 30, 2003, the Company entered into the AdMat Revolving Credit Facility that provides up to $60 million of borrowings and is secured by a first lien on substantially all of the Company’s assets and those of certain of its subsidiaries. The collateral includes substantially all real property and equipment relating to the Company’s manufacturing plants located at Bergkamen, Germany; Monthey, Switzerland; McIntosh, Alabama; and Duxford, U.K. The collateral also includes certain capital stock and intercompany notes of certain subsidiaries of the Company, and certain other assets, principally including inventory and accounts receivable. The Company’s obligations under the AdMat Revolving Credit Facility have been initially guaranteed by all of the Company’s U.S. subsidiaries and certain of its non-U.S. subsidiaries (collectively, the “AdMat Guarantors”). The agent for the lenders under the AdMat Revolving Credit Facility and the trustee under the indenture governing the Senior Secured Notes are parties to an intercreditor agreement (the “AdMat Intercreditor Agreement”).

The AdMat Revolving Credit Facility matures on June 30, 2007. Interest rates, at the Company’s option, are based upon either a eurocurrency rate (LIBOR) or a base rate (prime), plus an applicable spread. The applicable spreads vary based on a pricing grid. In the case of the eurocurrency based loans, spreads range from 3.0% to 4.5% per annum, depending on whether specified conditions have been satisfied, and, in the case of base rate loans, from 2.0% to 3.5% per annum. As of December 31, 2004, the Company had nothing drawn on the AdMat Revolving Credit Facility and had approximately $10.1 million of letters of credit issued and outstanding under the AdMat Revolving Credit Facility.

The AdMat Revolving Credit Facility contains covenants relating to incurrence of additional debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control and maintenance of certain financial ratios. The financial covenants include a leverage ratio, fixed charge coverage ratio and a limit on capital expenditures. The AdMat Revolving Credit Facility also limits the payment of dividends and distributions generally to the amount required by the Company’s members to pay income taxes. Management believes that the Company is in compliance with the covenants of the AdMat Revolving Credit Facility as of December 31, 2004.

There are no scheduled debt amortization payments on the AdMat Revolving Credit Facility until its maturity date.

The AdMat Revolving Credit Facility allows the Company to borrow up to $20 million secured by letters of credit; however, the $60 million revolving credit facility is reduced dollar-for-dollar by any letters of credit outstanding.

Senior Secured Notes

In connection with the AdMat Transaction, on June 30, 2003, the Company issued $250 million of Fixed Rate Notes due 2010 and $100 million of Floating Rate Notes due 2008. The $250 million Fixed Rate Notes bear a fixed rate of interest of 11%, and the Floating Rate Notes bear interest at a rate per annum equal to LIBOR plus 8.0%, subject to a floor with respect to LIBOR of 2.0%. As of December 31, 2004, the interest rate on the Floating Rate Notes was 10%. Interest on the Floating Rate Notes resets semi-annually. The $100 million Floating Rate Notes were issued with an original issue discount of 2.0%, or for $98 million. The $2 million discount is being amortized to interest expense over the term of the Floating Rate Notes. Interest is payable on the Senior Secured Notes semiannually on January 15 and July 15 of each year. The effective interest rate on the Floating Rate Notes was 10.3% for the year ended December 31, 2004, excluding the impact of additional interest discussed below.

The Senior Secured Notes are secured by a second lien, subject to the AdMat Intercreditor Agreement, on substantially all of the assets that secure the AdMat Revolving Credit Facility. The Senior Secured Notes effectively rank senior in right of payment to all existing and future obligations of the Company that are unsecured or secured by liens on the collateral junior to the liens securing the Senior Secured Notes. The Senior Secured Notes are initially guaranteed on a senior basis by the AdMat Guarantors and are also supported by liens on substantially all of the assets of the AdMat Guarantors.

The Fixed Rate Notes are redeemable on or after July 15, 2007 at the option of the Company at a price declining ratably from 105.5% to 100.0% of par value by the year 2009. The Floating Rate Notes are redeemable on or after July 15, 2005 at the option of the Company at a price declining ratably from 105.0% to 100.0% of par value by the year 2007. At any time prior to July 15, 2007 for the Fixed Rate Notes and July 15, 2005 for the Floating Rate Notes, the Company may redeem all or part of such notes at 100% of their principal amount, plus a “make whole” premium, as defined in the indenture. In addition, at any time prior to July 15, 2006 for the Fixed Rate Notes and July 15, 2005 for the Floating Rate Notes, the Company may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes at a redemption price of 111% of the principal thereof with the net cash proceeds of one or more qualified equity offerings, subject to certain conditions and limitations.

The indenture governing the Senior Secured Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also contains a change of control provision requiring the Company to offer to repurchase the Senior Secured Notes upon a change of control. Management believes that the Company was in compliance with the covenants of the indenture as of December 31, 2004.

Under the terms of a registration rights agreement among the Company, the AdMat Guarantors and the initial purchasers of the Senior Secured Notes, the Company was required to cause a registration statement relating to an exchange offer for the Senior Secured Notes to become effective on or before July 9, 2004 (the “Effectiveness Date”) and to complete the exchange offer on or before August 23, 2004 (the “Completion Date”). Due to a delay in the completion of predecessor company prior period audited financial statements for certain of the Company’s subsidiaries, the registration statement did not become effective by the Effectiveness Date and the exchange offer was not completed by the Completion Date. Accordingly, under the registration rights agreement, the Company was required to pay additional interest on the Senior Secured Notes at a rate of 0.25% per annum for the first 90 day period following the Effectiveness Date and 0.50% for the second 90-day period and is currently paying additional interest at a rate of 0.75% per year. Once the registration statement becomes effective, the Company will be required to continue paying additional interest until the exchange offer is completed.

There are no scheduled debt amortization payments on the Senior Secured Notes until their maturity date.

Other Debt

As of December 31, 2004, the Company had $1 million debt outstanding under credit facilities in Brazil. These facilities are primarily revolving credit lines that support the working capital needs of the business and the issuance of certain letters of credit and guarantees. A portion of the other debt is backed by letters of credit issued and outstanding under the AdMat Revolving Credit Facility.

Maturities

The scheduled maturities of debt are as follows (dollars in millions):

Year ending December 31:	Amount
2005	$1.7
2006	—
2007	—
2008	98.6
2009	—
Thereafter	250.1
Total	$350.4

See Note 20 – “Subsequent Events.”

12.          Income Taxes

The following is a summary of U.S. and non-U.S. provisions for current and deferred income taxes (dollars in millions):

For the Year Ended December 31, 2004
Income tax expense (benefit):
U.S.:
Current	$6.5
Deferred	11.4
Non-U.S.
Current	6.5
Deferred	11.6

Total	$36.0

The following schedule reconciles the differences between income taxes at the statutory rate to the Company’s provision (benefit) for income taxes (dollars in millions):

For the Year Ended December 31, 2004
Statutory rate	35.0%

Income before income taxes and minority interest	$89.2

Expected benefit at statutory rate	$31.2

Change resulting from:
U.S. State taxes, net of federal benefit	0.7
Other, net	(12.1)
Incremental U.S. tax on non-U.S. income	28.4
Effect of non-U.S. operations	(5.1)
Change in valuation allowance	(7.1)

Total income tax expense	$36.0

Effective tax rate	40.4%

The components of domestic and non-U.S. income from continuing operations before income taxes and minority interest were as follows (dollars in millions):

For the Year Ended December 31, 2004
Incmoe before income taxes and minority interest:
U.S.	$8.2
Non-U.S.	81.0

Total	$89.2

Subsequent to the AdMat Transaction, substantially all non-U.S. operations are treated as branches of the Company for U.S. income tax purposes and are, therefore, subject to both U.S. and non-U.S. income tax. The U.S. and non-U.S. pre-tax income and the corresponding analysis of the income tax provision by taxing jurisdiction may, therefore, not be directly related.

Components of deferred income tax assets and liabilities are as follows (dollars in millions):

December 31, 2004
Deferred income tax assets:
Net operating loss carryforwards	$437.8
Pensions and other employee compensation	33.3
Property, plant and equipment	33.1
Intangible Assets	73.4
Other, net	5.7
Total	583.3

Deferred income tax liabilities:
Pensions and other employee compensation	(6.5)
Property, plant and equipment	(9.6)
Other, net	(13.2)
Total	(29.3)

Net deferred tax asset before valuation allowance	554.0
Valuation allowance - Operations	(524.9)
Valuation allowance - Other comprehensive income	(0.4)

Net deferred tax asset	$28.7

Current tax asset	$1.0
Current tax liability	(6.3)
Noncurrent tax asset	34.5
Noncurrent tax liability	(0.5)

Total	$28.7

As of December 31, 2004, the Company has U.S. federal net operating loss carryforwards (“NOLs”) of approximately $30.1 million. The NOLs begin to expire in 2020 and fully expire in 2023. The Company also has NOLs of approximately $1,472.7 million in various non-U.S. jurisdictions. While the majority of the non-U.S. NOLs have no expiration date, $212 million have a limited life and begin to expire in 2006.

Included in the $1,472.7 million of non-U.S. NOLs is $1,122.7 million attributable to the Company’s Luxembourg entities. As of December 31, 2004, there is a valuation allowance of $318.5 million against these tax-effected NOLs of $336.8 million. The Company is currently exploring initiatives that could result in the dissolution of these entities. The net operating loss carryforwards of these entities would be lost on dissolution. The Company believes that, as of June 30, 2003, its U.S. operating subsidiaries have undergone an “ownership change” (for purposes of Section 382 of the Internal Revenue Code). The use of the acquired U.S. Federal NOLs is limited in tax periods following the date of the ownership change.

The Company has a valuation allowance against its entire domestic and most of its non-U.S. net deferred tax assets. If the valuation allowance is reversed, approximately the first $0.4 million of the benefit will be recorded in comprehensive income and the remainder will be allocated to income tax expense on the statement of operations. During the year ended December 31, 2004, the Company’s reversal of valuation allowances of $26.6 million, was used to reduce intangible assets.

For non-U.S. entities that are not treated as branches for U.S. tax purposes, the Company does not provide for income taxes or benefits on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. Upon distribution of these earnings, certain of the Company’s subsidiaries would be subject to both income taxes and withholding taxes in various international jurisdictions. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were $7.8 million at December 31, 2004. It is not practical to estimate the amount of taxes that might be payable upon such distributions.

The Company files a U.S. Federal consolidated tax return with Huntsman Group, Inc. (“HGI”), a subsidiary of Huntsman Corporation. HGI and all of its U.S. subsidiaries (including the Company) are parties to various tax sharing agreements which generally provide that entities will pay their own tax (as computed on a separate-company basis) and be compensated for the use of tax attributes, including NOLs. Substantially all of the U.S. current income tax provision is payable to HGI under the tax sharing agreement.

As a matter of course, the Company’s subsidiaries are regularly audited by various taxing authorities in both the U.S. and numerous non-U.S. jurisdictions. The Company believes adequate provision has been made for all outstanding issues for all open years.

13.          Other Comprehensive Loss

The components of other comprehensive (loss) income are as follows (dollars in millions):

	Year ended December 31, 2004
	Accumulated loss	Loss

Foreign Currency translation adjustments, net of tax of $5.0 million as of December 31, 2004	$(4.0)	$(13.7)
Additional minimum pension liability, net of tax benefit of $0.3 million as of December 31, 2004	(1.4)	(1.1)
Total	$(5.4)	$(14.8)

Items of other comprehensive income have been recorded net of deferred tax, with the exception of income permanently reinvested, based upon the jurisdiction where the income or losses were realized.

14.          Retirement Benefits

Defined Benefit Plans

The Company sponsors a number of defined benefit pension plans for its employees in many countries worldwide. The assets for some of these plans are kept externally, however in certain territories no independent assets exist for the pension benefit obligations. In these cases the related liability has been included in the consolidated balance sheet.

The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheets at December 31, 2004 (dollars in millions):

	Year ended December 31, 2004
	U.S. plans	Non U.S. plans
Change in benefit obligation
Benefit obligation at beginning of period	$46.3	$265.1
Service cost	2.3	5.7
Interest cost	3.1	11.2
Participant contributions	—	2.5
Plan amendments	(6.7)	(0.3)
Exchange rate changes	—	28.0
Actuarial loss	4.5	37.4
Curtailments	—	(1.2)
Benefits paid	(1.7)	(15.3)
Other	—	0.5
Benefit obligation at end of period	$47.8	$333.6

Change in plan assets
Fair value of plan assets at beginning of period	$26.7	$182.5
Actual return on plan assets	3.7	22.2
Exchange rate changes	—	18.7
Participant contributions	—	2.5
Company contributions	4.5	7.9
Other	—	(0.7)
Benefits paid	(1.7)	(15.3)
Fair value of plan assets at end of period	$33.2	$217.8

Funded status
Funded status	$(14.6)	$(115.8)
Unrecognized net actuarial loss	5.9	30.5
Unrecognized prior service cost	(6.8)	(0.2)
Accrued benefit liability	$(15.5)	$(85.5)

Amounts recognized in balance sheet:
Accrued benefit cost recognized in accrued liabilities and other noncurrent liabilities	$(15.5)	$(85.5)
Additional minimum liability	(1.6)	(0.9)
Intangible asset	0.7	—
Accumulated other comprehensive income	0.9	0.8
Accrued benefit liability	$(15.5)	$(85.5)

Components of the Company’s pension cost for the year ended December 31, 2004 were as follows (dollars in millions):

	December 31, 2004
	U.S. plans	Non U.S. plans

Service cost	$2.3	$5.7
Interest cost	3.1	11.2
Expected return on assets	(2.3)	(11.6)
Amortization of unrecognized past service cost	0.1	—
Amortization of actuarial (gain) loss	0.2	(0.1)
Net periodic benefit cost	$3.4	$5.2

The weighted average key assumptions used to determine the projected benefit obligations and pension cost for the principal defined benefit plans were as follows:

	December 31, 2004
	U.S. plans	Non U.S. plans
Weighted-average assumptions
Discount rate	6.00%	4.28%
Expected return on plan assets	8.25%	6.28%
Rate of compensation increase	4.00%	2.19%

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with accumulated benefit obligations in excess of plan assets were as follows (dollars in millions):

	December 31, 2004
	U.S. plans	Non U.S. Plans
Projected benefit obligation	$47.8	$333.6
Accumulated benefit obligation	47.6	272.3
Fair value of plan assets	33.2	217.8

Expected future contributions and benefit payments are as follows (dollars in millions):

	U.S. Plans	Non U.S. Plans
2005 expected employer contributions:
To plan trusts	$3.8	14.1
To plan participants	—	1.7

Expected benefit payments:
2005	0.9	9.7
2006	1.1	9.6
2007	1.5	9.5
2008	1.7	9.6
2009	2.1	10.1
2010-2014	15.8	52.1

The asset allocation for the Company’s U.S. and non-U.S. pension plans at the end of 2004 and the target allocation for 2005, by asset category, follows. The fair value of U.S. plan assets for these plans is $33.2 million at the end of 2004. Based on historical returns, the expectations of the Company’s investment committee and outside advisors, the expected long-term rate of return on these assets was 8.25% in 2004.

		Allocation at
Asset category - U.S Plans	Target Allocation 2005	December 31, 2004

Large Cap Equities	25-35%	29%
Small/Mid Cap Equities	15-25%	22%
International Equities	10-20%	16%
Fixed Income	15-25%	18%
Real Estate/Other	10-20%	14%
Cash	0-5%	1%
Total U.S. Plans		100%

		Allocation at
Asset category - Non-U.S. Plans	Target Allocation 2005	December 31, 2004

Equities	60-70%	53%
Fixed Income	30-40%	46%
Cash	0-5%	1%
Total Non-U.S. Plans		100%

The Company has recognized a minimum pension liability in respect of plans that have an accrued pension cost less than the unfunded accumulated benefit obligation. This amounted to $2.5 at December 31, 2004, which was recorded as a charge to other comprehensive loss and intangible assets.

In May 2004, the FASB issued FASB Staff Position (FSP) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” The FSP provides accounting guidance for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) to a sponsor of a postretirement health care plan. On July 1, 2004 the Company adopted the provisions of FSP No. 106-2. The adoption of FSP No. 106-2 had no effect on the Company’s non-pension postretirement accumulated postretirement benefit obligation at December 31, 2004 and the net periodic postretirement benefit cost recognized during the year ended December 31, 2004.

Other Postretirement Benefits

Changes in the projected benefit obligation and plan assets for the year ended December 31, 2004 are as follows (dollars in millions):

December 31,
2004

Benefit obligations, beginning of period	$9.6
Service cost	0.5
Interest cost	0.5
Actuarial gain	(0.9)

Benefit obligations, end of period	$9.7

Funded status	$(9.7)
Unrecognized loss	1.2

Accrued postretirement cost	$(8.5)

The weighted average key assumptions used to determine the projected benefit obligations and expense for the principal post retirement medical plans were as follows:

December 31
2004

Discount rate	5.8%
Health care cost trend	10.0%

Assumed health care cost trends have an effect on the amounts reported for the health care plan. A one percentage-point increase/ (decrease) in assumed health care cost trend rates would have a $0.3 million / ($0.2 million) impact on total service and interest cost components for 2004. For the postretirement benefit obligation, a one percentage-point increase/ (decrease) in assumed health care cost trend rates would have a $1.1 million / ($0.8 million) impact for 2004.

Expected future contributions and benefit payments are as follows (dollars in millions):

2005 expected employer contributions:
To plan trusts	$0.2

Expected benefit payments:
2005	0.3
2006	0.3
2007	0.4
2008	0.4
2009	0.5
2010-2014	3.7

Defined Contribution Plans

The Company also operates a number of defined contribution pension plans for its employees. Contributions made by the Company to these plans were insignificant in the year ended December 31, 2004.

15.          Commitments and Contingencies

Purchase Commitments

The Company has various purchase commitments extending through 2012 for materials, supplies and services entered into in the ordinary course of business.  The purchase commitments are contracts that require minimum volume purchases.  Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shut down of a facility.  The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations.

The Company is indemnified by Ciba against certain liabilities arising on supply contracts. The indemnification covers the first CHF 50 million ($44.1 million at the December 31, 2004 exchange rate), and 50% of an additional CHF 50 million, thereby providing CHF 75 million ($66.2 million) of coverage against the first CHF 100 million ($88.2 million), of costs arising from onerous supply contracts.  Further information in respect of these contracts is set out below.

Legal Proceedings

Vantico concluded that certain of the products of its former Electronics division may have infringed patents owned by Taiyo and it entered into a license agreement in October 2001 with Taiyo to obtain the right to use the Taiyo patents. This license agreement required payment of approximately $4.2 million in back royalties and agreement to pay periodic royalties for future use. The Company believes that Ciba is liable under the indemnity provisions of certain agreements in connection with the leveraged buy out transaction in 2000 involving Ciba and Vantico for certain payments made under the license agreement and related costs and expenses, and the Company initiated an arbitration proceeding against Ciba. In July 2004, the Company entered into a settlement agreement with Ciba with respect to this matter. In general, the settlement agreement provided that Ciba would pay the Company $10.9 million in 2004 and provide the Company with approximately $11 million of credits over the next five years against payments for certain services provided by Ciba at one of the Company’s facilities. The Company received additional consideration in the form of modifications to certain agreements between the Company and Ciba. In August 2004, the Company received payment of the $10.9 million settlement. Through December 31, 2004, the Company has incurred approximately $2.2 million in costs in connection with the arbitration proceedings against Ciba. These costs have been reported as “contract settlement credits, net” on the accompanying consolidated statement of operations.

The Company is a party to various proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise discussed in this report and based in part on the indemnities provided to the Company in connection with the transfer of businesses to the Company and insurance coverage, management does not believe that the outcome of any of these matters will have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Contingencies

The Company operates in countries where political, economic, social, and legal developments could have had, or could have, an impact on its operational activities.  The effects of such risks on the Company’s results, which arise during the normal course of business, are not foreseeable and are therefore not included in the financial statements.

In the ordinary course of business, the Company is involved in lawsuits, claims, investigations and proceedings, including product liability, commercial, environmental, and health and safety matters.  A supplier to the Predecessor Company under the supply contracts considered onerous by Vantico and disclosed more fully in the previous section “Purchase Commitments,” has initiated arbitration proceedings against Ciba under the terms of the original contract between the two parties, subsequently novated to Vantico.  The outcome of the arbitration proceedings cannot be predicted but any settlement arising would be classified under the Company’s indemnification with Ciba and potentially give rise to increased charges in future reportable periods.

The Company is contesting a decision by Ciba, to allocate a settlement made by them, prior to Vantico’s acquisition of the performance polymers subsidiary in India, solely to the indemnification available in respect to onerous supply contracts.  In Vantico’s opinion, only part of the settlement should be allocated against available indemnification. Allocation of the total settlement against available indemnification would give rise to increased charges in future reportable periods.

16.          Environmental Matters

General

The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, its production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt the Company’s operations, or require the Company to modify its facilities or operations. Accordingly, environmental or regulatory matters may cause the Company to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

The Company is committed to achieving and maintaining compliance with all applicable environmental, health and safety (“EHS”) legal requirements, and it has developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to its operations, enhance compliance with applicable legal requirements, ensure the safety of its employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist the Company in its compliance goals while also fostering efficiency and improvement and minimizing overall risk to th Company.

EHS Capital Expenditures

The Company may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the year ended December 31, 2004, the Company’s capital expenditures for EHS matters totaled $1.2 million.  Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, the Company cannot provide assurance that its recent expenditures will be indicative of future amounts required under EHS laws.

Governmental Enforcement Proceedings

On occasion, the Company receives notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, the Company is aware of the individual matters set out below, which it believes to be the most significant presently pending matters and unasserted claims. Although the Company may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and its past experience, the Company beleives that the ultimate resolution of these matters will not have a material impact on its results of operations, financial position or liquidity.

The Company’s subsidiary Huntsman Advanced Materials (U.K.) Ltd is tentatively scheduled to appear in Magistrates Court in the U.K. in July 2005 with regard to charges filed following an investigation by the U.K. Health and Safety Executive. The charges arise from alleged failures to follow applicable regulations for the management of asbestos contamination caused by construction activity at the Duxford, U.K. facility between November 2002 and January 2003. The Company believes that some or all of the alleged violations arise from conduct by a third party contractor occurring before the Company assumed responsibility for the Duxford facility. The Company’s subsidiary has been in discussions with the prosecution in an effort to settle this matter. As a result, The Company’s subsidiary has entered pleas of guilty to two of the five charges, and the prosecution has agreed to drop the remaining three. The Company expects that a monetary fine will be imposed with regard to the two charges on which pleas were entered. Based on penalties imposed in the United Kingdom for similar alleged violations by other companies, the Company does not believe this matter will result in the imposition of costs material to its results of operations, financial position or liquidity.

Remediation Liabilities

The Company may incur liability to investigate and clean up waste or contamination at its current or former facilities or facilities operated by third parties at which the Company may have disposed of waste or other materials. Similarly, the Company may incur costs for the cleanup of wastes that were disposed of prior to the purchase of its businesses. Under some circumstances, the scope of the Company’s liability may extend to damages to natural resources. Liabilities are recorded when site restoration and environmental remediation and clean-up obligations are either known or considered probable and can be reasonably estimated. Liabilities are based upon all available facts, existing technology, past experience and cost-sharing and indemnification arrangements (as to which, the Company considers the viability of other parties).

Some of the Company’s manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. The Company is aware of soil, groundwater and surface water contamination from past operations at some of its sites, and it may find contamination at other sites in the future. For example, the Company is aware that there is significant contamination, largely related to a landfill and lagoons, at its McIntosh, Alabama plant site. Further, soil and groundwater contamination have been identified at its plants in Duxford, U.K. and Monthey, Switzerland. Pursuant to certain agreements with respect to these sites, the Company expects that Ciba will have primary financial responsibility for such matters, although it may be required to contribute to the costs of remediation in certain instances, and it believes that Ciba has the intention and ability to honor these agreements. Based on available information and the indemnification rights the Company believes are likely to be available, the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its financial condition, results of operations or cash flows, and therefore the Company has made no accrual for such liabilities as of December 31, 2004. However, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or the Company is required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on the Company’s financial condition, results of operations or cash flows. At the current time, the Company is unable to estimate the full cost, exclusive of indemnification benefits, to remediate known contamination sites.

Regulatory Developments

Under the European Union (“EU”) Integrated Pollution Prevention and Control Directive (“IPPC”), EU member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, the Company has submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. The Company expects to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although the Company does not know with certainty what each IPPC permit will require, the Company believes, based upon its experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to its results of operations, financial position or liquidity.

In October 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called “REACH” (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on the Company are unclear at this time because the parameters of the program are still being actively debated.

17.          Related Party Transactions

The Company shares numerous services and resources with Huntsman LLC, a wholly owned subsidiary of Huntsman Corporation.  The Company also relies on Huntsman LLC to supply some of its raw materials.  The Company purchased $7.8 million of raw materials and was allocated operating expenses of $13.0 million from Huntsman LLC in the year ended December 31, 2004.   At December 31, 2004 the Company had current payables to Huntsman LLC of $3.7 million.  In 2005, the Company expects to pay approximately $13.0 million to Huntsman LLC for management services.

Transactions with Equity Affiliates

The Company  purchased approximately $10.0 million of inventory from Tamilnadu Petroproducts Limited (the 24% owner of the Company’s 76% owned Indian subsidiary) during the year ended December 31, 2004.

As of December 31, 2004, the Company had payables to Tamilnadu Petroproducts Limited of approximately $0.2 million.

18.          Lease Commitments

The Company leases certain facilities and equipment under operating leases. Rental expense of the Company amounted to $5.3 million for the year ended December 31, 2004. Future minimum lease payments under operating leases as of December 31, 2004 are as follows (dollars in millions):

Year ending December 31:
2005	$4.9
2006	3.7
2007	3.5
2008	3.4
2009	3.2
Thereafter	2.5
Total	$21.2

19.          Geographic Data

The Company has one reportable business segment.  Net sales and long-lived assets by geographic area are as follows:

Geographic Data

(Dollars in Millions)

For the
Year Ended
December 31,
2004
Net sales to customers
Europe	$573.4
Western Hemisphere (1)	286.8
Eastern Hemisphere (2)	302.2

Total	$1,162.4

Revenues from customers are based on the final destination of the sale.

As of December 31, 2004
Long-lived assets
Europe	$239.3
Western Hemisphere (1)	101.9
Eastern Hemisphere (2)	37.4

Total long-lived assets	$378.6

Long-lived assets represent property, plant and equipment, net and are shown by the location of the assets.

(1) Western Hemisphere includes North America, South America and Central America

(2) Eastern Hemisphere includes Asia, Australia/New Zealand, and Africa/Middle East

20.          Subsequent Events

On December 20, 2005, Huntsman Corporation contributed to Huntsman International LLC (“HI”) all of the outstanding equity of the Company (the “Contribution”).  As a result, the Company and its subsidiaries have become subsidiaries of HI.  No consideration was paid by HI to Huntsman Corporation in connection with the Contribution other than the issuance of additional equity to Huntsman Corporation.  Immediately prior to the Contribution, the equity interests of all holders in the Company other than Huntsman Corporation were converted into the right to receive an aggregate of approximately $125 million in cash (the “Minority Payment”).  In connection with the Contribution, HI satisfied substantially all of this Minority Payment obligation and repaid all outstanding indebtedness of the Company under its secured credit facility and senior secured notes, using cash on hand and the proceeds of a financing arrangement.

HUNTSMAN ADVANCED MATERIALS HOLDINGS LLC

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2005

TABLE OF CONTENTS

Unaudited Condensed Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Nine Months ended September 30, 2005 and 2004
Unaudited Condensed Consolidated Statements of Members’ Equity for the Nine Months ended September 30, 2005
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2005 and 2004
Notes to Unaudited Condensed Consolidated Financial Statements

HUNTSMAN ADVANCED MATERIALS HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Millions)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$51.0	$93.5
Trade accounts receivable (net of allowance for doubtful accounts of $8.0 and $7.3, respectively)	207.8	235.1
Inventories, net	194.6	179.5
Deferred income taxes	1.1	1.0
Other current assets	12.5	13.7
Total current assets	467.0	522.8
Property, plant and equipment, net	325.3	378.6
Deferred income taxes	36.4	34.5
Other noncurrent assets	17.3	17.4

Total assets	$846.0	$953.3
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$80.6	$79.2
Accounts payable to affiliates	4.3	3.7
Accrued liabilities	92.3	113.5
Deferred income taxes	6.1	6.3
Short-term debt	3.7	1.7
Total current liabilities	187.0	204.4
Long-term debt	274.8	348.7
Other noncurrent liabilities	134.4	142.2
Total liabilities	596.2	695.3
Commitments and contingencies (Notes 9 & 10)
Minority interest	2.9	2.4
Members’ equity:
Members’ equity, 4,668,999 units	222.1	222.1
Retained earnings	43.5	38.9
Accumulated other comprehensive loss	(18.7)	(5.4)
Total members’ equity	246.9	255.6
Total liabilities and members’ equity	$846.0	$953.3

See accompanying notes to unaudited condensed consolidated financial statements.

HUNTSMAN ADVANCED MATERIALS HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(Dollars in Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues	$289.5	$294.1	$911.5	$866.4
Cost of goods sold	219.0	227.9	690.5	662.9

Gross profit	70.5	66.2	221.0	203.5

Expenses:
Selling, general and administrative	33.2	36.2	103.7	113.8
Research and development	8.5	8.4	25.5	25.2
Restructuring and plant closing credits, net	—	—	(0.6)	—
Other operating expense (income)	1.2	(22.7)	23.4	(16.9)

Total expenses	42.9	21.9	152.0	122.1

Operating income	27.6	44.3	69.0	81.4

Interest expense, net	(10.5)	(10.5)	(31.6)	(31.4)
Other expense	(6.7)	—	(6.1)	—

Income before income taxes and minority interest	10.4	33.8	31.3	50.0

Income tax benefit (expense)	1.6	(36.4)	(26.1)	(48.1)
Minority interest in subsidiaries’ income	(0.1)	(0.6)	(0.6)	(1.0)

Net income (loss)	11.9	(3.2)	4.6	0.9

Other comprehensive loss	(0.5)	(3.6)	(13.3)	(5.7)

Comprehensive income (loss)	$11.4	$(6.8)	$(8.7)	$(4.8)

See accompanying notes to unaudited condensed consolidated financial statements.

HUNTSMAN ADVANCED MATERIALS HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (UNAUDITED)

(Dollars and Units in Millions)

	Members’ Equity		Retained	Accumulated Other Comprehensive
	Units	Amount	Earnings	Loss	Total

Balance, December 31, 2004	4.7	$222.1	$38.9	$(5.4)	$255.6

Net income	—	—	4.6	—	4.6
Other comprehensive loss	—	—	—	(13.3)	(13.3)

Balance, September 30, 2005	4.7	$222.1	$43.5	$(18.7)	$246.9

See accompanying notes to unaudited condensed consolidated financial statements.

HUNTSMAN ADVANCED MATERIALS HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in Millions)

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Operating Activities:
Net income	$4.6	$0.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	35.3	40.9
Noncash interest expense	2.7	2.2
Unrealized loss (gain) on foreign currency transactions	14.8	(5.7)
Loss on early extinguishment of debt	6.7	—
Loss (gain) on sale of assets	0.2	(0.7)
Deferred income taxes	15.1	46.4
Minority interests in subsidiaries’ income	0.6	1.0
Other	1.9	(0.3)
Changes in operating assets and liabilities:
Accounts receivable, net	10.1	(31.3)
Inventories, net	(26.4)	(34.3)
Accounts payable	10.0	2.4
Other operating assets and liabilities	(23.3)	(28.7)
Net cash provided by (used in) operating activities	52.3	(7.2)
Investing Activities:
Capital expenditures	(15.4)	(7.3)
Proceeds from sale of assets	0.4	3.2
Other	0.3	0.4
Net cash used in investing activities	(14.7)	(3.7)
Financing Activities:
Decrease in short-term debt, net	(0.4)	(1.9)
Prepayment of long-term debt	(75.0)	—
Costs of early extinguishment of debt	(3.8)	—
Other	(0.3)	—
Net cash used in financing activities	(79.5)	(1.9)
Effect of exchange rate changes on cash	(0.6)	(0.3)
Decrease in cash and cash equivalents	(42.5)	(13.1)
Cash and cash equivalents at beginning of period	93.5	73.2
Cash and cash equivalents at end of period	$51.0	$60.1
Supplemental cash flow information:
Cash paid for interest	$39.9	$39.8
Cash paid for income taxes	$5.5	$2.4

See accompanying notes to unaudited condensed consolidated financial statements.

HUNTSMAN ADVANCED MATERIALS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.             General

Description of Business

Huntsman Advanced Holdings Materials LLC (including its subsidiaries, unless the context otherwise requires, the “Company,” “our,” “us,” or “we”) is a leading global manufacturer and marketer of technologically advanced specialty chemicals used in a wide variety of industrial and consumer applications. We have 13 manufacturing facilities located around the world and employ over 2,000 associates. Our business is characterized by its breadth in product offering, our expertise in complex chemistry, our long-standing relationships with our customers and our ability to develop and adapt our technology and formulations for new markets and new applications. We are a leading producer of complex epoxy, acrylic and polyurethane-based formulations, epoxy resins, cross-linkers, matting and curing agents. We sell into a multitude of markets including: construction; engineering adhesives; electric power generation, transmission and distribution; consumer and industrial electronics; automotive; appliance; aerospace; wind power generation; and recreational sports and equipment markets.  We operate in one reportable business segment.

Company

We are a Delaware limited liability company.  Prior to December 20, 2005, 90.3% of our membership interests were indirectly owned by Huntsman Corporation and the balance of the membership interests were held indirectly by third parties, including SISU Capital Limited (“SISU”), a private investment firm based in London, U.K.

On June 30, 2003, a predecessor of Huntsman Corporation, Huntsman Holdings, LLC (“Huntsman Holdings”) and other equity affiliates of Huntsman Holdings completed a restructuring and business combination involving Vantico Group S.A. (collectively with its subsidiaries, unless the context otherwise requires, “Vantico” or the “Predecessor Company”), whereby ownership of the equity of Vantico was transferred to us (the “AdMat Transaction”). We accounted for the AdMat Transaction as a purchase business combination.

Principles of Consolidation

Our condensed consolidated financial statements include the accounts of our wholly-owned and majority-owned subsidiaries and any variable interest entities for which we are the primary beneficiary.

Interim Financial Statements

Our unaudited interim condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in management’s opinion, reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results of operations, financial position and cash flows for the periods presented. Results for interim periods are not necessarily indicative of those to be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements for the year ended December 31, 2004.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.             Recently Issued Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities.” FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a replacement of FIN 46 (FIN 46R) to clarify certain complexities. We adopted this financial interpretation on January 1, 2005. The adoption of the standard had no impact on our consolidated financial statements.

In November 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 151, “Inventory Costs—an amendment of ARB No. 43.” SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The requirements of the standard will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are reviewing SFAS No. 151 to determine the statement’s impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29.” SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this standard are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. We will apply this standard prospectively.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment.” SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share-based payments as previously provided in APB Opinion No. 25, “Accounting for Stock Issued to Employees.” We adopted SFAS No. 123R effective January 1, 2005, and have applied this standard prospectively to share-based awards issued to our employees in connection with Huntsman Corporation’s initial public offering. In connection with Huntsman Corporation’s initial public offering of common stock on February 16, 2005, certain of our employees received Huntsman Corporation stock options and restricted stock. Accordingly, we were allocated share-based compensation expense of $0.3 million and $0.7 million during the three and nine months ended September 30, 2005, respectively. We did not have share-based awards prior to the awards issued in connection with Huntsman Corporation’s initial public offering.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of December 2005. We are reviewing FIN 47 to determine its impact on our consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements. SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate. SFAS No. 154 is effective for accounting changes and error corrections made after December 31, 2005. We will apply this standard prospectively.

In September 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on issue 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty,” that requires companies to recognize an exchange of finished goods for raw materials or work-in-process within the same line of business at fair value. All other exchanges of inventory should be reflected at the recorded amount.  This consensus is effective for transactions completed after March 31, 2006.   We are evaluating the impact of this consensus to determine its impact on our results of operations.

3.             Inventories

Inventories consisted of the following (dollars in millions):

	September 30, 2005	December 31, 2004
Raw materials and supplies	$41.4	$34.6
Work in process	26.0	29.4
Finished goods	138.3	126.5
Total	205.7	190.5
Allowance for obsolete and slow moving inventories	(11.1)	(11.0)
Inventories, net	$194.6	$179.5

4.             Restructuring and Plant Closing Costs

As of December 31, 2004, accrued restructuring and plant closing costs consisted of $33.0 million related to the restructuring programs implemented in association with the AdMat Transaction, the realignment and simplification of our commercial and technical organization and the closure of our Kaohsiung, Taiwan production facility.

During the second quarter of 2005, we assessed the remaining restructuring reserves established in association with the AdMat Transaction and other 2004 initiatives and concluded that $5.3 million and $1.0 million, respectively, were no longer necessary. Accordingly, we reversed these restructuring reserves during the second quarter of 2005. The AdMat Transaction reserve reversal was recorded as a reduction to property, plant and equipment in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” The reversal of the restructuring reserve for the other 2004 initiatives was recorded as a credit to earnings. Also during 2005, we recorded restructuring and plant closing charges of $0.4 million for relocation and other costs.

During the nine months ended September 30, 2005, activity in our restructuring reserves consisted of the following (dollars in millions):

	Workforce Reductions	Plant Closure Costs	Other	Total
Accrued liabilities as of January 1, 2005	$28.1	$1.1	$3.8	$33.0
2005 payments for AdMat Transaction opening balance sheet initiatives	(7.3)	(0.2)	(1.1)	(8.6)
2005 payments for 2004 initiatives	(6.3)	—	(0.4)	(6.7)
Partial reversal of AdMat Transaction opening balance sheet liability	(3.7)	(0.8)	(0.8)	(5.3)
Partial reversal of 2004 initiative liability	(1.0)	—	—	(1.0)
2005 charges for 2004 initiatives	—	—	0.4	0.4
Foreign currency effect on reserve balance	(1.2)	—	(0.5)	(1.7)
Accrued liabilities as of September 30, 2005	$8.6	$0.1	$1.4	$10.1

During the fourth quarter of 2005, we expect to initiate additional restructuring activities to consolidate our European research and development organizations and to incur additional restructuring and plant closing costs of approximately $3 million.

5.             Debt

Outstanding debt consisted of the following (dollars in millions):

	September 30, 2005	December 31, 2004
Debt:
AdMat Senior Secured Notes	$274.7	$348.6
Other debt	3.8	1.8
Total debt	278.5	350.4
Less short-term debt	(3.7)	(1.7)

Total long-term debt	$274.8	$348.7

Revolving Credit Facility

Our revolving credit facility (the “AdMat Revolving Credit Facility”) provides up to $60 million of borrowings and is secured by a first lien on substantially all of our assets and those of certain of our subsidiaries. The collateral includes substantially all real property and equipment relating to our manufacturing plants located at Bergkamen, Germany; Monthey, Switzerland; McIntosh, Alabama; and Duxford, U.K. The collateral also includes intercompany notes of certain of our subsidiaries, and certain other assets, principally including inventory and accounts receivable. Our obligations under the AdMat Revolving Credit Facility have been initially guaranteed by all of our U.S. subsidiaries and certain of our non-U.S. subsidiaries (collectively, the “AdMat Guarantors”). The agent for the lenders under the AdMat Revolving Credit Facility and the trustee under the indenture governing the Senior Secured Notes (as defined below) are parties to an intercreditor agreement (the “AdMat Intercreditor Agreement”).

On June 17, 2005, we amended the AdMat Revolving Credit Facility. This amendment included, among other things, the extension of the facility’s maturity date from June 30, 2007 to July 15, 2007, the reduction in interest rate margins and the elimination of pledges of capital stock in subsidiaries as collateral under the facility. Interest rates, at our option, are based upon either a eurocurrency rate (LIBOR) or a base rate (prime), plus an applicable spread. The applicable spreads vary based on a pricing grid. In the case of the eurocurrency-based loans, spreads range from 1.25% to 1.5% per annum, depending on whether specified conditions have been satisfied, and, in the case of base rate loans, from 0.25% to 0.5% per annum. As of September 30, 2005, we had no amounts drawn on the AdMat Revolving Credit Facility and had approximately $2.6 million of letters of credit issued and outstanding under the AdMat Revolving Credit Facility. The AdMat Revolving Credit Facility allows us to issue up to $20 million in letters of credit; however, the $60 million revolving credit facility is reduced dollar-for-dollar by any letters of credit outstanding. There are no scheduled debt amortization payments on the AdMat Revolving Credit Facility until its maturity date.

The agreement governing the AdMat Revolving Credit Facility contains customary financial covenants; covenants relating to the incurrence of debt, the purchase and sale of assets, limitations on investments and affiliate transactions; change in control provisions; events of default provisions; and acceleration provisions.

Senior Secured Notes

As of September 30, 2005, we had outstanding $250 million of fixed rate notes due 2010 (“Fixed Rate Notes”) and $25 million of floating rate notes due 2008 ($100 million original aggregate principal amount) (“Floating Rate Notes,” and, collectively with the Fixed Rate Notes, the “Senior Secured Notes”). The $250 million Fixed Rate Notes bear a per annum fixed rate of interest of 11%, and the Floating Rate Notes bear interest at a rate per annum equal to LIBOR plus 8.0%, subject to a floor with respect to LIBOR of 2.0%. As of September 30, 2005, the interest rate on the Floating Rate Notes was approximately 11.8%. Interest on the Floating Rate Notes resets semiannually. The Floating Rate Notes were issued with an original issue discount of 2.0%. The discount is being amortized to interest expense over the term of the Floating Rate Notes. Interest is payable on the Senior Secured Notes semiannually on January 15 and July 15 of each year.

The Senior Secured Notes are secured by a second lien, subject to the AdMat Intercreditor Agreement, on substantially all of the assets that secure the AdMat Revolving Credit Facility. The Senior Secured Notes effectively rank senior in right of payment to all existing and future obligations of our Company that are unsecured or secured by liens on the collateral junior to the liens securing the Senior Secured Notes. The Senior Secured Notes are initially guaranteed on a senior basis by the AdMat Guarantors and are also supported by liens on substantially all of the assets of the AdMat Guarantors.

The Fixed Rate Notes are redeemable on or after July 15, 2007 at our option at a price declining ratably from 105.5% to 100.0% of par value by the year 2009. At any time prior to July 15, 2007 for the Fixed Rate Notes, we may redeem all or part of such notes at 100% of their principal amount, plus a “make whole” premium, as defined in the indenture. In addition, at any time prior to July 15, 2006 for the Fixed Rate Notes, we may redeem up to 35% of the original aggregate principal amount of such notes at a redemption price of 111% of the principal thereof with the net cash proceeds of one or more qualified equity offerings, subject to certain conditions and limitations. The Floating Rate Notes are currently redeemable at our option at a price declining ratably from 105.0% to 100.0% of par value by the year 2007. During the third quarter of 2005, we completed a partial redemption of $75 million in aggregate principal amount of Floating Rate Notes and paid call premiums in the amount of approximately $3.8 million. There are no scheduled debt amortization payments on the Senior Secured Notes until their maturity date.

The indenture governing the Senior Secured Notes contains covenants relating to the incurrence of debt and limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also contains a change of control provision requiring us to offer to repurchase the Senior Secured Notes upon a change of control.

Compliance with Covenants

Our management believes that we are in compliance with the covenants contained in the agreements governing the AdMat Revolving Credit Facility and the indentures governing our notes.

See Note 14 – “Subsequent Events.”

6.             Derivative Instruments and Hedging Activities

On June 1, 2005, we entered into a cross-currency interest rate swap. The cross-currency swap requires us to pay euros and receive U.S. dollars on the maturity date of July 15, 2007. The U.S. dollar notional amount is $31.3 million and bears interest at a fixed rate of 11.0%, payable semiannually on January 15 and July 15. The euro notional amount is €25.0 million and bears interest at a fixed rate of approximately 9.4%, payable semiannually on January 15 and July 15. As of September 30, 2005, the swap was not designated as a hedge for reporting purposes and was recorded at fair value. As of September 30, 2005, an asset of $1.0 million was recorded in other noncurrent assets, with a corresponding decrease in other operating expenses for the nine months ended September 30, 2005.

7.             Employee Benefit Plans

Components of the net periodic benefit costs for the three and nine months ended September 30, 2005 and 2004 were as follows (dollars in millions):

	Defined Benefit Plans		Other Postretirement Benefit Plans
	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004
Components of net periodic benefit cost
Service cost	$2.4	$2.1	$0.1	$0.1
Interest cost	4.1	3.4	0.2	0.2
Expected return on assets	(4.0)	(3.4)	—	—
Prior service cost amortization	(0.8)	—	—	—
Actuarial loss amortization	0.1	—	—	—
Net periodic benefit cost	$1.8	$2.1	$0.3	$0.3

	Defined Benefit Plans		Other Postretirement Benefit Plans
	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Components of net periodic benefit cost
Service cost	$8.6	$6.2	$0.3	$0.3
Interest cost	12.3	10.2	0.6	0.5
Expected return on assets	(12.0)	(10.1)	—	—
Prior service cost amortization	(2.4)	—	—	—
Actuarial loss amortization	0.3	—	—	—
Net periodic benefit cost	$6.8	$6.3	$0.9	$0.8

During the nine months ended September 30, 2005 and 2004, we made contributions to our pension plans of $14.2 million and $5.9 million, respectively.

During the fourth quarter of 2005, we expect to accelerate the date for actuarial measurement of our pension and postretirement benefit obligations from December 31 to November 30. We believe the one-month acceleration of the measurement date is a preferred change as it improves internal control procedures by allowing more time to review the completeness and accuracy of the actuarial benefit obligation measurements. The effect of the change in measurement date on the respective obligations and assets of the plans is not expected to have a material cumulative effect on annual expense or accrued benefit costs.

8.             Other Comprehensive Loss

The components of other comprehensive loss were as follows (dollars in millions):

	Accumulated other		Other comprehensive loss
	comprehensive loss		Three Months Ended		Nine Months Ended
	September 30, 2005	December 31, 2004	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Foreign currency translation adjustments, net of tax of $5.0 and $5.0 as of September 30, 2005 and December 31, 2004, respectively	$(17.3)	$(4.0)	$(0.5)	$(3.6)	$(13.3)	$(5.7)
Additional minimum pension liability, net of tax benefit of $0.3 and $0.3 as of September 30, 2005 and December 31, 2004, respectively	(1.4)	(1.4)	—	—	—	—
Total	$(18.7)	$(5.4)	$(0.5)	$(3.6)	$(13.3)	$(5.7)

Items of other comprehensive loss of our Company and our consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances that have been recorded.

9.             Commitments and Contingencies

Legal Matters

Vantico, a predecessor entity, concluded that certain of the products of its former Electronics division may have infringed patents owned by Taiyo and it entered into a license agreement in October 2001 with Taiyo to obtain the right to use the Taiyo patents. This license agreement required payment of approximately $4.2 million in back royalties and agreement to pay periodic royalties for future use. We believe that Ciba Specialty Chemicals Holdings Inc. (“Ciba”) is liable under the indemnity provisions of certain agreements in connection with the leveraged buy-out transaction in 2000 involving Ciba and Vantico for certain payments made under the license agreement and related costs and expenses, and we initiated an arbitration proceeding against Ciba. In July 2004, we entered into a settlement agreement with Ciba with respect to this matter. In general, the settlement agreement provided that Ciba would pay us

$11.1 million in 2004. We received additional consideration in the form of modifications to certain operating agreements between us and Ciba. In August 2004, we received payment of the $11.1 million settlement.

We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity. See Note 10 “Environmental, Health and Safety Matters” for a discussion of environmental proceedings.

10.          Environmental, Health and Safety Matters

General

We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

We are committed to achieving and maintaining compliance with all applicable environmental, health and safety (“EHS”) legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

EHS Capital Expenditures

We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the nine months ended September 30, 2005 and 2004, our capital expenditures for EHS matters totaled $0.7 million and $0.8 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

Governmental Enforcement Proceedings

On occasion, we receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, we are aware of the individual matters set out below, which we believe to be the most significant presently pending matters and unasserted claims. Although we may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and our past experience, we believe that the ultimate resolution of these matters will not have a material impact on our results of operations, financial position or liquidity.

By letter dated September 13, 2005, the Tamil Nadu Pollution Control Board (the “TNPCB”) issued an Order in follow-up to a Show Cause notice dated June 30, 2005, requiring a manufacturing facility of Petro Araldite Private Limited, one of our subsidiaries in Chennai, India, to close for one week and to submit an action plan and timeline to reduce chemical oxygen demand in its wastewater effluent.  The facility complied with the order and has submitted an action plan to the TNPCB, which has been accepted pending installation of assets to remedy the issue.  If the TNPCB believes the plan is insufficient, it has the power to take further enforcement action, including shutting down the facility for a longer period or permanently, initiating criminal sanctions or imposing fines.

Remediation Liabilities

We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater and surface water contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, we are aware that there is significant contamination, largely related to a landfill and lagoons, at our McIntosh, Alabama plant site. Further, soil and groundwater contamination have been identified at our plants in Duxford, U.K. and Monthey, Switzerland. Pursuant to certain agreements with respect to these sites, we expect that Ciba will have primary financial responsibility for such matters, although we may be required to contribute to the costs of remediation in certain instances, and we believe that Ciba has the intention and ability to honor these agreements. Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows, and therefore we have made no accrual for such liabilities as of September 30, 2005. However, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on our financial condition, results of operations or cash flows. At the current time, we are unable to estimate the full cost, exclusive of indemnification benefits, to remediate known contamination sites.

Regulatory Developments

Under the European Union (“EU”) Integrated Pollution Prevention and Control Directive (“IPPC”), EU member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, we have submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. We expect to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although we do not know with certainty what each IPPC permit will require, we believe, based upon our experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to our results of operations, financial position or liquidity.

In October 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called “REACH” (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by us. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on us are unclear at this time because the parameters of the program are still being actively debated.

11.          Other Operating Expense (Income)

Other operating expense (income) consisted of the following (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Foreign exchange losses (gains)	$1.1	$(12.0)	$23.2	$(7.5)
Legal and contract settlements, net	—	(11.0)	—	(8.8)
Other, net	0.1	0.3	0.2	(0.6)
Total other operating expense (income)	$1.2	$(22.7)	$23.4	$(16.9)

12.          Other Expense

Other expense consisted of the following (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Loss on early extinguishment of debt	$(6.7)	$—	$(6.7)	$—
Other, net	—	—	0.6	—
Total other expense	$(6.7)	$—	$(6.1)	$—

13.          Income Taxes

Income tax (benefit) expense was $(1.6) million and $26.1 million for the three and nine months ended September 30, 2005, respectively, and was $36.4 million and $48.1 million for the three and nine months ended September 30, 2004, respectively.  Substantially all non-U.S. operations are treated as branches of our Company for U.S. income tax purposes and are, therefore, subject to both U.S. and non-U.S. income tax.  In addition, our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate.  Tax expense was primarily a result of losses in jurisdictions where little or no tax benefit was provided and income in other jurisdictions where tax expense was recorded, as well as the recognition of tax benefits from releasing valuation allowances.

Our effective income tax rate was (15.4)% and 83.4% for the three and nine months ended September 30, 2005, respectively, as compared to 107.7% and 96.2% for the same periods in 2004.  Excluding the impact of foreign exchange losses of $1.1 million and $23.2 million, which did not provide a benefit for tax purposes, our effective income tax rate would have been (13.9)% and 47.9% for the three and nine months ended September 30, 2005, respectively.  Tax expense different than the U.S. statutory rate of 35% was significantly a result of income earned in non-U.S. jurisdictions subject to incremental U.S. tax, as well as the recognition of tax benefits from releasing valuation allowances.

We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized.  Valuation allowances have been established against the entire U.S. and a material portion of the non-U.S. deferred tax assets due to the uncertainty of realization.  Valuation allowances are reviewed each period on a tax jurisdiction by tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax asset.

14.          Subsequent Events

On December 20, 2005, Huntsman Corporation contributed to Huntsman International LLC (“HI”) all of our outstanding equity (the “Contribution”).  As a result, we and our subsidiaries have become subsidiaries of HI.  No consideration was paid by HI to Huntsman Corporation in connection with the Contribution other than the issuance of additional equity to Huntsman Corporation.  Immediately prior to the Contribution, the equity interests of all holders in us other than Huntsman Corporation were converted into the right to receive an aggregate of approximately $125 million in cash (the “Minority Payment”).  In connection with the Contribution, HI satisfied substantially all of this Minority Payment obligation and repaid all our outstanding indebtedness under our secured credit facility and senior secured notes, using cash on hand and the proceeds of a financing arrangement.